EXHIBIT 10a - INCENTIVE COMPENSATION PLAN

                                  FANSTEEL INC.

                        INCENTIVE COMPENSATION PLAN - EVA
                            IN EFFECT AS OF 01-01-96


PURPOSE OF PLAN:

To maximize shareholder value by aligning management's interests with those of shareholders and rewarding management for sustainable and continuous improvement in EVA (Economic Value Added).

ELIGIBILITY:

Corporate Officers, General Managers, Key Managers as designated and approved, including discretionary pools where appropriate.

ADMINISTRATION:

The plan is administered by the Corporation's President and Chief Executive Officer and approved by the Compensation Committee of the Board of Directors. Awards are calculated and recommended on year-end audited results.
Discretionary bonus pools in addition to EVA payouts may be considered from time to time upon the approval of the Compensation Committee of the Fansteel Board of Directors. The Board of Directors may, at its discretion, effect a change in the formula awards as a result, but not limited to, extraordinary income/expense items, losses from operations, and marginal returns on investment.

THE PLAN CONCEPTS:

The plan is designed using the concept of Economic Value Added (EVA). Economic Value Added is defined as the difference between the return on capital and the cost of that capital multiplied by the amount of capital invested. The key elements of this plan are:

     -    Cost of capital (C*)
     -    Return on Capital (R)
     -    Capital Employed (C)
     -    Net Operating Profit After Tax (NOPAT)
     -    Economic Value Added (EVA). EVA = (R-C*) x C
     -    Base EVA
     -    Bonus Account - 1/3 paid out each year

  1. Actual results are compared to prior year (not Plan).
  2. Return on capital invested is compared to a cost of capital.
  3. Bonus awards earned in a given year are put into an accrual with 1/3 of the accrual being paid out each year.

The participants and their percentage allocation for operations are developed by the operation's general manager based upon their determination of each individual's relative value to the operation's success or, at his/her discretion, based upon a peer evaluation of each participant as to how the bonus pool should be allocated. The final percentage awarded into each individual's accrual will be determined by the operation's general manager based on the individual's performance for the year as well as his relative performance compared to the other participants in that operation. All awards are reviewed and approved by Corporate prior to distribution.

Corporate office awards are developed in the same manner and are subject to the approval of the Compensation Committee of the Board of Directors.



                                        1

CURRENT BONUS POOL FORMULA:

                                             If Prior Year EVA was
                                             Negative      Positive

- Units under $30MM sales & distribution     25/0%          15/10%

- All other Units                            15/0%          10/6%

BONUS POOL CALCULATION:

The bonus pool is generated by applying a formula to the EVA calculated. If your prior year EVA was:

     -    negative  -    The current year's formula is 25% or 15% of the change
                         in EVA (positive or negative).

     -    positive  -    The current year's formula is 15% or 10% of the change
                         in EVA (positive or negative) plus 10% or 6% of any positive EVA in the current year.

ACCRUAL AND PAY-OUT CALCULATIONS:

The EVA award is added to the individual's accrual account and then 1/3 of the account balance is paid out in cash to the participant. The remainder of the accrued account balance represents the individual's "equity" in the account.

DISPOSITION OF THE EQUITY BALANCE:

Certain events may occur that change the status of the plan and/or the employee's right to participate in the plan. The following is an outline of what would happen to any positive equity balance upon a particular event:


                       EVENT                           DISPOSITION

          - Terminate/quit                   - Lose equity balance**

          - Removed from plan/demotion       - Equity balance paid out over
                                               next 2 years

          - Unit sold by Fansteel            - Receive in cash

          - Retire*/death/disabled           - Receive in cash

          - Unit spun off                    - Don't receive. Continued

          - Fansteel acquired                - Receive in cash

          - Transfer to another              - Equity balance transfers
            operation                          with you

          - Plan discontinued                - Receive in cash


     * Retirement is defined as normal retirement - age 65.

     ** Former employee's EVA balance reverts to Company.


RIGHT TO AMEND AND MODIFY:

EVA has become the way we measure our business performance and to establish the funds available (positive or negative) to recognize the results. As we have

                                        2

seen, formula driven plans are not perfect and, from time to time, need to be modified by the Company and the Compensation Committee of the Board of Directors to achieve the desired result of enhancing shareholder value for Fansteel Inc. We, therefore, must reserve the right to make changes in the overall plan, and/or by Business Unit, and/or by individual participants.



                                   \s\  W. D. Jarosz

                                   Chairman of the Board, President and
                                   Chief Executive Officer





















































                                        3